Exhibit 10.3(iv)
AMENDMENT NUMBER FOUR TO THE
NORTHERN TRUST CORPORATION SUPPLEMENTAL THRIFT-INCENTIVE PLAN
(As Amended and Restated Effective as of January 1, 2008)

WHEREAS, Northern Trust Corporation (the “Corporation”) maintains the Northern Trust Corporation Supplemental Thrift-Incentive Plan, As Amended and Restated effective as of January 1, 2008 (the “Plan”); and
WHEREAS, pursuant to Section 6.1(b) of the Plan, the Executive Vice President and Human Resources Department Head of the Company (the “CHRO”) may adopt (i) non-material or administrative amendments to the Plan, or (ii) any amendment to the Plan deemed required, authorized or desirable under applicable statutes, regulations or rulings; and
WHEREAS, Section 7.1(b) of the Plan further provides that the CHRO may delegate the aforementioned amending authority; and
WHEREAS, the CHRO delegated such authority to the Company’s Global Head of Total Rewards (the “GHTR”) pursuant to a Delegation of Authority to Amend, effective December 14, 2023 (the “Delegation”); and
WHEREAS, the GHTR, upon consultation with legal counsel and in his best judgment, now considers it desirable to make a non-material and administrative amendment to the Plan.
NOW, THEREFORE, by virtue and in exercise of the amending power reserved to the undersigned officer under Section 6.1 of the Plan, the Plan is hereby amended, effective as of January 1, 2025, as follows:
1.To add the following as a new Section 1.18 and the existing Section 1.16 and all subsequent Sections are renumbered accordingly:
“1.16    “Power of Attorney (POA)” means a document signed by a Participant that gives an agent the authority to act on behalf of such Participant (an “Agent”) as described in the POA, to manage designated aspects of the Participant’s Account, and that is otherwise a valid, written POA document that complies with all relevant state law requirements, as determined by the Committee (or its delegate) in its sole discretion.”
2.Section 7.1 of the Plan is amended by replacing it in its entirety with:
“7.1    Amendment or Termination. The Corporation intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole discretion of the corporation, such amendment or termination is advisable.
(a)Any such termination shall be made by action of the Human Capital and Compensation Committee of the Board (or by action of the Board if the Human Capital and Compensation Committee is unavailable or unable to act for any reason) and shall be effective as of the date set forth in such resolution.

(b)Any such amendment shall be made in accordance with the following:
i.material amendments to the Plan (including any extraordinary amendment related to an acquisition of divestiture by the Company) shall be made by action of the Human Capital and Compensation Committee of the Board of Directors (or by action of the Board, if the Human Capital and Compensation Benefits Committee is unavailable or unable to act for any reason); and
ii.(A) non-material or administrative amendments to the Plan (including any amendment pursuant to guidelines established by the Human Capital and Compensation Committee of the Board related to an acquisition or divestiture by the Company) or (B) any amendment to the Plan deemed required, authorized or desirable under applicable statutes, regulations or rulings, shall be made by action of either Chief Executive Officer of the Corporation or the Executive Vice President and Chief Human Resources Officer of the Company (or either of their duly-authorized designees).
(c)Notwithstanding the foregoing, (i) for a period of two years after the date of a occurrence of a Change in Control or (ii) in the event of a Potential Change in Control and for a period of six (6) months following the Potential Change in Control, nether the Human Capital and Compensation Committee of the Board nor the Board may terminate or amend this Plan and neither the Chief Executive Officer of the Corporation nor the Executive Vice President and Chief Human Resources Officer of the Corporation (or ether of their designees) may amend this Plan in a manner that adversely affects the rights of any Participants of the Plan.
In addition, after the date of the occurrence of a Change in Control, no amendment of Section 5.1 of the Plan shall be effective with respect to any Participant who is a Participant as of the occurrence of a Change in Control without the consent of such Participant.
3.To revise Section 8.7 in its entirety to read as follows:
“8.7    Incompetency and Power of Attorney
Every person receiving or claiming benefits under the Plan shall be presumed to be mentally competent and of age until the Committee receives a written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, or other person legally vested with the care of their estate has been appointed. In the event that the Committee (or its delegate) determines, in its sole discretion, that any person to whom a benefit is payable under the Plan is unable to properly care for their affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the Spouse, a child, a parent, or a sibling, or to any person deemed by the Committee (or its delegate) to be authorized to care for such person otherwise entitled to payment.

In the event a guardian, executor, administrator, or conservator of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian, executor, administrator, or conservator provided that proper proof of appointment is furnished in a form and manner suitable to the Committee, as determined by the Committee (or its delegate) in its sole discretion.
The Committee (or its delegate) will recognize a valid POA in accordance with its terms to the extent that the Committee (or its delegate) determines, in its sole discretion, that the POA complies with the requirements of Section 1.16. The POA Agent’s authority is limited to the powers granted in the POA, and further limited to the actions otherwise allowed under the terms of the Plan. The Committee (or its delegate) will not be liable for any actions taken by the POA Agent in accordance with the powers granted under the POA.
Any payment made or actions taken pursuant to instruction given under the provisions of this section 8.7 shall be a complete discharge of any liability therefor under the Plan.”

IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed on its behalf this this 5th day of November, 2024, effective as of the date indicated above.

NORTHERN TRUST CORPORATION

By: /s/ Guy Sasso_______________________
Name: Guy Sasso
Title: Global Head of Total Rewards

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